Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2009 Results

NEW YORK, October 28, 2009 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $23.6 million, up 27% year-over-year
•	Operating profit from continuing operations of $2.3 million, up 15% year-over-year
•	Income from continuing operations of $0.08 per share, up from $0.03 in the prior-year period
•	Net loss per share of ($0.02) compared to ($0.11) in the prior-year period
•	Income tax rate of 50%

Travelzoo Inc., a global Internet media company, today announced financial results for the third quarter ended September 30, 2009, with revenue of $23.6 million, an increase of 27% year-over-year. Operating profit from continuing operations was $2.3 million. Income from continuing operations was $1.3 million, with diluted income per share from continuing operations of $0.08, up from diluted income per share from continuing operations of $0.03 in the prior-year period. Revenue, operating profit and income from continuing operations for all periods exclude the results of Travelzoo’s Asia Pacific business segment which are reported as discontinued operations. Including discontinued operations, diluted net loss per share was ($0.02), down from diluted net loss per share of ($0.11) in the prior-year period.

“We are pleased to report a 27% revenue growth year-over-year. Growth was particularly strong in Europe. North America revenue saw the strongest year-over-year growth in over two years,” said Holger Bartel, CEO of Travelzoo. “We also increased operating profits in spite of record

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investments into subscriber acquisition and expenses related to the launch of Fly.com earlier this year.”

North America

North America business segment revenue grew 18% year-over-year to $18.9 million. Operating profit was $3.6 million, or 19.2% of revenue, down from an operating profit of $4.2 million, or 26.4% of revenue, in the prior-year period.

Europe

Europe business segment revenue grew 82% year-over-year to $4.8 million. In local currency terms, revenue grew 110% year-over-year. Operating loss was $1.3 million, compared to an operating loss of $2.2 million in the prior-year period. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007. In May 2008, Travelzoo began publishing its weekly Top 20® list in Spain, after having operated a sales office in Barcelona since November 2006.

Subscribers

Travelzoo had a total unduplicated number of newsletter subscribers in North America and Europe of 16.3 million as of September 30, 2009, up 3.0 million, or 23%, from September 30, 2008, and up 1.1 million, or 7%, from June 30, 2009. In North America, total unduplicated number of subscribers was 13.0 million as of September 30, 2009, up 1.9 million, or 17%, from September 30, 2008 and up 658,000, or 5%, from June 30, 2009. In Europe, total unduplicated number of subscribers was 3.3 million as of September 30, 2009, up 1.2 million, or 55%, from September 30, 2008 and up 442,000, or 16%, from June 30, 2009.

Income Taxes

Income tax expense was $1.3 million, compared to $1.5 million in the prior-year period for continuing operations. The effective income tax rate was 50%, down from 74% in the prior-year period. Operating losses from our Europe business segment and our discontinued Asia Pacific business segment were treated as having no recognizable tax benefit.

Asset Management

During the third quarter, Travelzoo generated $664,000 of cash from operating activities. Accounts receivable decreased by $284,000 quarter-over-quarter and increased by $1.8 million over the prior-year period to $11.8 million. Accounts payable decreased by $233,000 quarter-over-

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quarter and increased by $1.5 million over the prior-year period to $7.4 million. Capital expenditures were $405,000, up from $320,000 in the prior quarter and down from $1.6 million in the prior-year period. Travelzoo exited the third quarter with $15.7 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss third quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;
•	access the Web cast.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo's media properties, which reach more than 18 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Spain, Taiwan and the U.K., include the Travelzoo®Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™, the SuperSearch™ search tool, and the Fly.com™ search engine. Travelzoo publishes offers from more than 1,000 advertisers around the world. Travelzoo's deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters is in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$23,576	$18,600	$70,194	$61,207
Cost of revenues	1,464	819	4,140	1,934
Gross profit	22,112	17,781	66,054	59,273
Operating expenses:
Sales and marketing	13,437	10,326	37,450	32,696
General and administrative	6,395	5,480	18,420	15,662
Total operating expenses	19,832	15,806	55,870	48,358

Operating income from continuing operations	2,280	1,975	10,184	10,915
Other income and expense:
Interest income	8	59	40	266
Gain (loss) on foreign currency	320	(69)	17	70

Income from continuing operations before income taxes	2,608	1,965	10,241	11,251
Income taxes	1,308	1,451	5,292	7,064

Income from continuing operations	1,300	514	4,949	4,187
Loss from discontinued operations, net of tax	(1,595)	(2,303)	(5,097)	(8,175)

Net loss	$(295)	$(1,789)	$(148)	$(3,988)

Basic net income (loss) per share from:
Continuing operations	$0.08	$0.04	$0.30	$0.29
Discontinued operations	$(0.10)	$(0.17)	$(0.31)	$(0.57)
Net loss	$(0.02)	$(0.13)	$(0.01)	$(0.28)
Diluted net income (loss) per share from:
Continuing operations	$0.08	$0.03	$0.30	$0.26
Discontinued operations	$(0.10)	$(0.14)	$(0.31)	$(0.50)
Net loss	$(0.02)	$(0.11)	$(0.01)	$(0.25)
Shares used in computing basic net income (loss) per share	16,444	14,285	16,396	14,268
Shares used in computing diluted net income (loss) per share	16,452	16,166	16,413	16,220

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$15,694	$14,179
Accounts receivable, net	11,772	11,397
Deposits	270	185
Prepaid expenses and other current assets	2,046	2,356
Deferred tax assets	1,089	1,089
Assets held for sale	1,050	831

Total current assets	31,921	30,037

Deposits, less current portion	302	292
Restricted cash	875	875
Property and equipment, net	4,167	4,100
Intangible assets, net	1,509	18

Total assets	$38,774	$35,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	7,408	6,434
Accrued expenses	4,089	3,913
Deferred revenue	836	666
Deferred rent	129	101
Liabilities related to assets held for sale	1,498	1,281
Total current liabilities	13,960	12,395

Deferred tax liabilities	465	465
Long-term tax liabilities	918	900
Deferred rent, less current portion	659	799

Common stock	164	143
Additional paid-in capital	2,322	185
Accumulated other comprehensive loss	(1,388)	(1,388)
Retained earnings	21,674	21,823
Total stockholders' equity	22,772	20,763

Total liabilities and
stockholders' equity	$38,774	$35,322

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(295)	$(1,789)	$(148)	$(3,988)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	531	177	1,457	409
Provision for losses on accounts receivable	(14)	177	302	244
Tax benefit from exercise of stock options	–	–	–	(110)
Net foreign currency effects	(320)	–	(17)	–
Changes in operating assets and liabilities:
Accounts receivable	217	1,084	(766)	(573)
Deposits	(50)	(41)	(75)	1
Prepaid expenses and other current assets	(17)	(708)	1,618	(510)
Accounts payable	(429)	(1,703)	1,600	628
Accrued expenses	268	(265)	(101)	363
Deferred revenue	49	(55)	153	250
Deferred rent	(25)	132	(127)	846
Income tax payable	749	–	(1,196)	–
Other non-current liabilities	–	(409)	19	(376)
Net cash provided by (used in) operating activities	664	(3,400)	2,719	(2,816)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(405)	(1,594)	(1,608)	(2,961)
Purchase of restricted cash	–	–	–	(875)
Purchase of intangible asset	–	–	(1,760)	–
Net cash used in investing activities	(405)	(1,594)	(3,368)	(3,826)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	–	–	2,158	75
Tax benefit from exercise of stock options	–	–	–	110
Net cash provided by financing activities	–	–	2,158	185

Effect of exchange rate on cash and cash equivalents	(109)	(187)	6	(348)

Net increase (decrease) in cash and cash equivalents	150	(5,181)	1,515	(6,805)
Cash and cash equivalents at beginning of period	15,544	21,017	14,179	22,641
Cash and cash equivalents at end of period	15,694	15,836	15,694	15,836

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$553	$2,325	$4,732	$7,343

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Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended September 30, 2009	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$18,830	$4,746	$-	$23,576
Intersegment revenue	84	4	(88)	–
Total net revenues	18,914	4,750	(88)	23,576
Operating income (loss)	$ 3,630	$(1,317)	$ (33)	$ 2,280

Three months ended September 30, 2008	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$16,006	$2,594	$-	$18,600
Intersegment revenue	13	9	(22)	–
Total net revenues	16,019	2,603	(22)	18,600
Operating income (loss)	$ 4,222	$ (2,248)	$ 1	$ 1,975

Nine months ended September 30, 2009	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$58,473	$11,720	$–	$70,193
Intersegment revenue	208	30	(238)	–
Total net revenues	58,681	11,750	(238)	70,193
Operating income (loss)	$ 13,898	$ (3,661)	$ (53)	$ 10,184

Nine months ended September 30, 2008	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$54,025	$7,183	$–	$61,208
Intersegment revenue	77	39	(116)	–
Total net revenues	54,102	7,222	(116)	61,208
Operating income (loss)	$ 17,415	$ (6,502)	$ 2	$ 10,915

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Quarters Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2009	2009	2009	2008	2008	2008	2008

Revenues	$23,576	$23,638	$22,980	$19,610	$18,600	$21,680	$20,928
Cost of revenues	1,464	1,458	1,218	909	819	599	516

Gross profit	22,112	22,180	21,762	18,701	17,781	21,081	20,412
Operating expenses:
Sales and marketing	13,437	12,599	11,414	10,601	10,326	10,625	11,745
General and administrative	6,395	6,211	5,814	5,704	5,480	5,540	4,643
Total operating expenses	19,832	18,810	17,228	16,305	15,806	16,165	16,388

Operating income from continuing operations	2,280	3,370	4,534	2,396	1,975	4,916	4,024
Other income and expense:
Interest income	8	13	19	18	59	74	133
Gain (loss) on foreign currency	320	(116)	(187)	424	(69)	(2)	141

Income from continuing operations before income taxes	2,608	3,267	4,366	2,838	1,965	4,988	4,298
Income taxes	1,308	1,659	2,325	1,113	1,451	2,993	2,619

Income from continuing operations	1,300	1,608	2,041	1,725	514	1,995	1,679
Loss from discontinued operations, net of tax	(1,595)	(1,799)	(1,703)	(1,853)	(2,303)	(3,188)	(2,685)

Net loss	$(295)	$(191)	$338	$(128)	$(1,789)	$(1,193)	$(1,006)

Basic net income (loss) per share from:
Continuing operations	$0.08	$0.10	$0.13	$0.12	$0.04	$0.14	$0.12
Discontinued operations	$(0.10)	$(0.11)	$(0.10)	$(0.13)	$(0.16)	$(0.22)	$(0.19)
Net loss	$(0.02)	$(0.01)	$0.02	$(0.01)	$(0.13)	$(0.08)	$(0.07)
Diluted net income (loss) per share from:
Continuing operations	$0.08	$0.10	$0.13	$0.11	$0.03	$0.12	$0.10
Discontinued operations	$(0.10)	$(0.11)	$(0.10)	$(0.12)	$(0.14)	$(0.20)	$(0.17)
Net loss	$(0.02)	$(0.01)	$0.02	$(0.01)	$(0.11)	$(0.07)	$(0.06)
Shares used in computing basic net income (loss) per share	16,444	16,444	16,300	14,285	14,285	14,269	14,250
Shares used in computing diluted net income (loss) per share	16,452	16,452	16,306	16,098	16,166	16,238	16,255

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